Exhibit 4.5.4

AMENDMENT NO. 4

TO

RPM INTERNATIONAL INC.

UNION 401(k) TRUST AND PLAN

This Amendment No. 4 is executed as of the date set forth below by RPM International Inc. (hereinafter called the “Company”);

WITNESSETH:

WHEREAS, effective January 1, 2014, the Company amended and restated the RPM International Inc. Union 401(k) Trust and Plan (hereinafter called the “Trust and Plan”); and

WHEREAS, the Trust and Plan have been amended subsequently; and

WHEREAS, the Company desires to amend the Trust and Plan to reflect certain union negotiated changes and to reflect changes to the rules for hardship withdrawals resulting from the final regulations published by the Internal Revenue Service; and WHEREAS, the Company reserved the right to amend the Trust and Plan pursuant to Section 21.1 thereof;

NOW, THEREFORE, pursuant to Section 21.1 of the Trust and Plan and effective as of the dates set forth below, the Company hereby amends the Trust and Plan, effective as set forth below, as follows:

1.       Effective January 1, 2019, Section 9.2 is hereby amended by the addition of a new subsection (h) immediately following subsection (g) as follows:

“(h)     payment of expenses incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (FEMA), provided the

Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster.”

2.       Effective January 1, 2019, Section 9.3 of the Trust and Plan is deleted in its entirety and replaced with the following:

“9.3   Determination of An Amount Necessary to Satisfy Hardship.

A distribution will be deemed necessary to satisfy a Hardship of a Participant only if all of the following requirements are satisfied:

(a)

the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant, including any amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from such distribution; and

(b)

the Participant has obtained all distributions, other than Hardship distributions currently available under all plans maintained by the Participating Companies or any Affiliate, provided that such distributions do not increase the financial need of the Participant.

In addition, in determining whether a distribution is necessary to satisfy a Hardship, the Administrator and the Participating Companies may reasonably rely upon a Participant’s representation that the need cannot be satisfied from other resources available to him or her unless any Participating Company has actual knowledge to the contrary, that the need cannot be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of assets, by other currently available distributions under plans of the Participating Companies or any other employer, or by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.”

3.       Effective July 1, 2019, Appendix A of the Trust and Plan is deleted in its entirety and replaced with the following:

“APPENDIX A

Participating Companies and Participating Units

Participating Company and Unit	Match or Other Company Contribution	Adoption Date	Termination Date

Tremco Incorporated, covering the following Participating Unit(s):

Employees represented by UAW (previously UAW Local 70 C; prior to that, Tremco Employees Association, Inc.)	See Note 1.	2/1/97

Employees represented by International Brotherhood of Teamsters Local 507	See Note 2.	2/1/97

The Euclid Chemical Company, covering the following Participating Unit:

International Union, United Automobile Aerospace and Agricultural Implement Workers of America, AFL-CIO (previously Local No. 217)	See Note 1.	4/1/01

Kop-Coat Inc. Covering the following Participating Unit:

Automotive, Petroleum and Allied Industries Employees Local 618	See Note 1.	7/1/01

DAP Products Inc., covering the following Participating Unit:

International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) Local No. 888	See Note 3.	7/1/05

Day-Glo Color Corp., covering the following Participating Unit:

International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW, and its Local 70	See Note 4.	10/23/09

The Testor Corporation, covering the following Participating Unit:

Participating Company and Unit	Match or Other Company Contribution	Adoption Date	Termination Date

International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and its Local No. 1023	See Note 5.	11/1/10

Note 1	(a)	One dollar ($1.00) for each one dollar ($1.00) in Elective Contributions contributed by such Participant up to three percent (3%) of his Compensation; plus

(b)

Fifty cents ($0.50) for each one dollar ($1.00) in Elective Contributions contributed by such
Participant in excess of three percent (3%) of his Compensation, but not to exceed five percent (5%) of his Compensation (maximum possible match of four percent (4%)).

Note 2	None.

Note 3	One dollar ($1.00) for each one dollar ($1.00) in Elective Contributions contributed by a Participant, up to three percent (3%) of his Compensation (maximum possible match of three percent (3%)).

Note 4	(a)	None for Participants whose initial Date of Hire is prior to October 23, 2009.

(b)

For Participants whose initial Date of Hire is on or after October 23, 2009, effective
January 1, 2015, one dollar ($1.00) for each one dollar ($1.00) in Elective Contributions contributed by such Participant up to three percent (3%) of his Compensation; plus fifty cents ($0.50 for each one dollar ($1.00) in Elective Contributions contributed by such
Participant in excess of three percent (3%) of his Compensation (maximum possible match of four percent (4%)).

Note 5

Weekly non-matching Company contribution for each Covered Employee represented by the Participating Units, equal to the amount set forth in the schedule below, multiplied by the number of hours for which such Covered Employee was paid during the week up to 8 hours per day, 40 hours per week:

For the Period

10/1/10 - 3/31/11	$0.39 per hour

4/1/11 - 3/31/12	$0.41 per hour

4/1/12 forward	$0.45 per hour

If a Covered Employee is absent from work due to Union business or a work-related injury or illness, the Company will contribute for up to 8 hours per day, 40 hours per week.”

IN WITNESS WHEREOF, the Company, by its duly authorized officers, has executed this Amendment No. 4 this 17th day of December, 2019.

RPM INTERNATIONAL INC.

By:	/s/ Janeen Kastner

Its:	VP-Corporate Benefits & Risk Management

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